Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

November 6, 2007

CONTACT: Laura Tuthill

(949) 759-5900

AMBASSADORS INTERNATIONAL, INC. REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

NEWPORT BEACH, CA, November 6, 2007 - Ambassadors International, Inc. (NasdaqGM:AMIE) (the “Company”) reported revenue of $95.6 million for the third quarter ended September 30, 2007, up from $57.6 million for the third quarter ended September 30, 2006. In addition, the Company reported pretax income of $4.6 million and net income of $0.4 million, or $0.03 per diluted share, for the third quarter ended September 30, 2007, compared to pretax income of $8.7 million and net income of $7.6 million, or $0.66 per diluted share, for the third quarter ended September 30, 2006.

For the nine months ended September 30, 2007, the Company reported revenue of $208.9 million, up from $95.6 million for the nine months ended September 30, 2006. In addition, the Company reported a net loss of $2.4 million, or $0.22 per diluted share, for the nine months ended September 30, 2007, compared to net income of $7.5 million, or $0.66 per diluted share, for the nine months ended September 30, 2006.

Comparison of Third Quarter Results

Revenues increased $38.1 million in the third quarter of 2007 compared to the third quarter of 2006, primarily due to increases in revenues from the Company’s cruise and marine operations. Cruise revenues increased $25.2 million related to the acquisition of Windstar Cruises in April 2007. During the quarter ended September 30, 2007, we operated nine ships compared to four ships during the quarter ended September 30, 2006. Marine revenues increased $15.3 million due to a longer period of operations and increased business in 2007 for Bellingham Marine, which we acquired in July 2006.

Our costs and operating expenses increased $41.1 million in the third quarter of 2007 compared to the same period in 2006. Our cruise operating expenses and other selling, general and administrative and depreciation expenses associated with our cruise segment increased $30.3 million as a result of the increase in number of ships operated. In addition, cost of marine revenue increased $9.8 million related to revenues generated from our marine construction and shipyard operations which commenced during 2006.

For the third quarter ended September 30, 2007, we recorded other expense of $0.9 million, compared to other income of $0.2 million for the third quarter ended September 30, 2006. The increase in other expense was mainly the result of approximately $1.1 million of additional interest expense on our convertible notes issued in April 2007. In the third quarter of 2006, we were favorably impacted by realized gains of $0.3 million resulting from sales of available-for-sale securities; no comparable activity was completed in the third quarter of 2007. These decreases in other income were offset by a $0.4 million increase in interest income.

Comparison of Year-to-Date Results

Revenues for the nine months ended September 30, 2007 increased $113.4 million from the nine months ended September 30, 2006, primarily due to increases in revenues from the Company’s cruise and marine operations. Cruise revenues increased $54.4 million due to the acquisition of Windstar Cruises in April 2007 and marine revenues increased $64.9 million due to the acquired operations of Bellingham Marine in July 2006. Travel, incentive and events related revenues increased $0.5 million during the nine months ended September 30, 2007 compared to the same period in the prior year. These increases were offset by a decrease of $6.5 million in net insurance premiums earned.

Our costs and operating expenses increased $129.8 million during the first nine months of 2007 compared to the same period in 2006. Our cruise operating expenses and other selling, general and administrative and depreciation expenses associated with our cruise segment increased $73.6 million during the nine months ended September 2007 compared to the prior year period as a result of the increase in the number of ships operated during this period. In addition, cost of marine revenue related to revenues generated from our marine construction and shipyard operations which commenced during 2006 increased $50.2 million during the first nine months of 2007.

For the nine months ended September 30, 2007, we recorded other expense of $2.0 million, compared to other income of $1.8 million for the comparable period in the prior year. The increase in other expense was primarily due to approximately $3.2 million of additional interest expense related to long-term debt assumed in our cruise acquisitions consummated in the first and second quarters of 2006 and our convertible notes issued in April 2007. The results of the nine months ended September 30, 2006, were favorably impacted by realized gains of $1.1 million resulting from sales of available-for-sale securities compared to a realized loss of $48,000 during the nine months ended 2007. These increases in other expense were offset by $0.3 million increase in interest income due to higher yields on invested assets and $0.3 million increase in other income related to the insurance proceeds received in 2007 related to prior year insurance claims.

On May 14, 2007, the Empress of the North ran aground in Southeast Alaska. No passengers or crew were injured during the incident. The ship was in drydock for damage inspection and repairs for approximately seven initial weeks. In September 2007, the ship re-entered drydock for additional repairs for a total of four additional non-consecutive weeks. The ship ended her season on October 27, 2007 to enter her scheduled drydock operation of the remaining layup period early in order to complete work on her propulsion system. The Queen of West will assume published itineraries of the Empress of the North. As of September 30, 2007, we recorded in cruise operating expenses approximately $6.1 million in costs associated with ship repairs, passenger relocation and crew expenses incurred as a result of the incident. These expenses were offset by estimated insurance recoveries of $4.1 million. As of September 30, 2007, the estimated impact of this incident is $5.3 million.

We recorded an income tax provision of $4.2 million and an income tax benefit of $9.2 million for the three and nine months ended September 30, 2007, respectively, compared to an income tax provision of $1.1 million and $1.0 million for the three and nine months ended September 30, 2006, respectively. Commencing in the second quarter of 2007, our effective tax rate changed from 39.9% to 82.7% due to the projected losses in our domestic cruise division combined with the introduction and projected earnings of our international cruise division. As mandated, in the second quarter we realized a tax benefit of $7.7 million in order to move to an effective annualized tax rate of 82.7%. The significant difference between domestic and international cruise effective tax rates has created and will continue to create fluctuations in the overall effective rate. Based on current projections, our year-to-date effective tax rate is 79.2%. Our tax rate for the three and nine months ended September 30, 2006 was lower than the statutory rate due to the reversal of approximately $2.3 million in valuation allowance on our deferred tax assets during the third quarter of 2006.

3rd Quarter and Nine Month Results and Statistics by Segment

Cruise

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Statistical Information:
Passengers Carried	21,123	11,789	48,807	19,786
Occupancy Percentage	88.6%	87.7%	88.9%	84.6%
Passenger Cruise Days	146,198	79,062	336,119	134,621
APCD	165,076	90,122	377,918	159,147

	Three Months Ended September 30, 2007		Three Months Ended September 30, 2006
	Majestic	Windstar	Majestic	Windstar
	(unaudited)		(unaudited)
Revenue	$33,096	$27,151	$35,046	N/A
Operating Income (Loss)	(6,032)	9,703	8,717	N/A
Pretax Income (Loss)	(6,361)	9,640	7,797	N/A
Occupancy Percentage	83.8%	97.5%	87.7%	N/A
APCD	107,564	57,512	90,122	N/A

Notes:

For the three months ended September 30, 2007, Majestic drydock amortization was $6.3 million compared to $0.3 million for the three months ended September 30, 2006.

For the three months ended September 30, 2007, Windstar drydock amortization was $0.2 million.

	As of October 31, 2007		As of October 31, 2006
	Majestic	Windstar	Majestic	Windstar
	(unaudited)		(unaudited)
Cruise Booking Trend:
Sold Inventory	26%	48%	13%	46%

Marine

	Three Months Ended September 30,
	2007	2006
	(unaudited)
Revenue	$31,984	$16,725
Operating Income	3,500	1,021
Pretax Income	3,412	968

	As of October 31,
	2007	2006
	(unaudited)
Marine Backlog	$96,720	$75,582

Travel and Events

	Three Months Ended September 30,
	2007	2006
	(unaudited)
Revenue	$3,330	$3,467
Operating Income	30	624
Pretax Income	145	750

Recent News

On October 24, 2007, Majestic America Line announced the extension of the 2007 cruise season for the 142-passenger Queen of the West, which operates on the Columbia River. Beginning November 3, 2007, the Queen of the West will assume operation of the nine remaining published itineraries of the Empress of the North, which will enter into her scheduled drydock lay up period early to complete work on her propulsion system.

On October 25, 2007, the Company announced that David Giersdorf resigned from his position as President of Ambassadors Cruise Group, LLC effective December 31, 2007 and Joe Ueberroth, Ambassadors’ Chairman and CEO, assumed the position of Interim President of Ambassadors Cruise Group, LLC, effective immediately. Nico Corbijn and Diane Moore were each promoted to Executive Vice President of Ambassadors Cruise Group, LLC and assumed additional responsibilities. Nico Corbijn, in addition to Marine Operations, assumed responsibility for Hotel Operations, Human Resources and Administration. Diane Moore, in addition to Marketing and Sales, assumed responsibility for Reservations/Guest Services and Customer Relations.

Cruise Related Terminology

Available Passenger Cruise Days (“APCD”)

APCD’s are our measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.

Occupancy Percentage

Occupancy percentage, in accordance with the cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days

Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days in their respective cruises.

Conference Call

Ambassadors International, Inc. will host a conference call to discuss the results of operations on Wednesday, November 7, 2007 at 8:30 a.m. Pacific Standard Time. Interested parties may join the call by dialing 866-632-2359, conference ID #: ANALYST. The conference call may also be joined via the Internet at www.ambassadors.com. For conference replay access, parties may dial 800-642-1687, conference ID #: 21619709 and follow the prompts or visit www.ambassadors.com. Post-call replay will be available two hours following the completion of our call.

About Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates Windstar Cruises, an international, luxury cruise line and Majestic America Line, a North American river and coastal cruising company. The Company is also a global provider of construction and consulting services to marina owners. In addition, the Company provides travel and event services. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Forward-Looking Statements

This press release contains forward-looking statements, including without limitation, statements regarding anticipated U.S. tax exemptions and potential insurance recoveries that involve various risks and uncertainties. The forward-looking statements contained in this release are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, general economic and business conditions; overall conditions in the cruise, marine, travel and insurance industries; potential claims related to our reinsurance business; further declines in the fair market value of our investments; lower investment yields; unexpected events that disrupt the operations of our cruise operations; environmental related factors; our ability to successfully integrate the operations of companies or businesses we acquire and realize the expected benefits of our acquisitions; our ability to successfully and efficiently operate the businesses that we acquire; our ability to compete effectively in the U.S. and international cruise markets; our ability to compete effectively in the U.S. and international marina construction markets, including our ability to obtain construction contracts; our ability to effectively and efficiently manage our rapid growth; our ability to continue to identify attractive acquisition targets and consummate future acquisitions on favorable terms; our ability to accurately estimate contract risks; our ability to service our debt and other factors discussed more specifically in our annual, quarterly and periodic filings with the Securities and Exchange Commission on Form 10-K, 10-Q and 8-K. Any projections provided in this release are based on limited information currently available to management and are subject to change. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Additional Information

For further information please contact: Laura Tuthill of Ambassadors International, Inc. at (949) 759-5900.

Summary financial information is as follows (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues:
Passenger ticket revenue	$52,717	$30,272	$97,185	$50,647
Onboard and other cruise revenue	7,530	4,774	15,468	7,563
Marine revenue	31,984	16,725	84,033	19,145
Travel, incentive and event related	3,330	3,467	11,330	10,844
Net insurance premiums earned	84	2,341	906	7,361

	95,645	57,579	208,922	95,560

Costs and operating expenses:
Cruise operating expenses	37,889	16,455	77,545	31,012
Cost of marine revenue	22,806	12,965	64,257	14,047
Selling and tour promotion	12,230	4,656	28,178	9,849
General and administrative	13,825	11,323	39,428	23,882
Depreciation and amortization	3,234	1,309	7,922	2,701
Loss and loss adjustment expenses	49	1,470	523	4,327
Insurance acquisition costs and other operating expenses	135	891	653	2,924

	90,168	49,069	218,506	88,742

Operating income (loss)	5,477	8,510	(9,584)	6,818

Other income (expense):
Interest and dividend income	1,210	860	2,969	2,695
Interest expense	(2,082)	(998)	(5,277)	(2,093)
Realized gains (losses) on sale of available-for-sale securities	—	338	(48)	1,085
Other, net	(24)	(3)	360	69

	(896)	197	(1,996)	1,756

Income (loss) before provision (benefit) for income taxes	4,581	8,707	(11,580)	8,574
Provision (benefit) for income taxes	4,199	1,109	(9,170)	1,036

Net income (loss)	$382	$7,598	$(2,410)	$7,538

Earnings (loss) per share:
Basic	$0.03	$0.69	$(0.22)	$0.71
Diluted	$0.03	$0.66	$(0.22)	$0.66
Weighted-average common shares outstanding:
Basic	11,058	10,936	11,085	10,631
Diluted	11,529	11,490	11,085	11,358

Summary of selected financial information is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Segment Information (in thousands):
Revenue:
Cruise	$60,247	$35,046	$112,653	$58,210
Marine	31,984	16,725	84,033	19,145
Travel and Events	3,330	3,467	11,330	10,844
Corporate and Other	84	2,341	906	7,361

	$95,645	$57,579	$208,922	$95,560

Operating Income (Loss):
Cruise	$3,671	$8,717	$(11,853)	$7,284
Marine	3,500	1,021	5,321	1,202
Travel and Events	30	624	1,663	2,184
Corporate and Other	(1,724)	(1,852)	(4,715)	(3,852)

	$5,477	$8,510	$(9,584)	$6,818

Pre-tax Income (Loss):
Cruise	$3,279	$7,797	$(13,570)	$5,270
Marine	3,412	968	4,818	1,059
Travel and Events	145	750	2,036	2,745
Corporate and Other	(2,255)	(808)	(4,864)	(500)

	$4,581	$8,707	$(11,580)	$8,574

In January 2007, we realigned our business segments as: (i) Cruise, which includes the operations of Ambassadors Cruise Group, LLC (ii) Marine, which includes the operations of Ambassadors Marine Group, LLC, (iii) Travel and Events, which includes the operations of Ambassadors, LLC, and (iv) Corporate and Other, which consists of general corporate assets (primarily cash and cash equivalents and investments), the operations of Cypress Reinsurance, Ltd and other activities which are not directly related to our operating segments.

Summary balance sheet information is as follows (in thousands):

	September 30, 2007	December 31, 2006
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$18,915	$8,246
Restricted cash	46,361	11,127
Available-for-sale securities	2,947	37,807
Accounts receivables and other receivables, net	40,887	25,077
Costs in excess of billings on construction contracts	8,897	7,061
Premiums receivable	11,076	14,549
Deferred policy acquisition costs	—	330
Reinsurance recoverable	1,210	2,152
Prepaid reinsurance premiums	—	252
Inventory	5,887	3,383
Deferred income taxes	864	1,606
Prepaid costs and other current assets	17,842	9,018

Total current assets	154,886	120,608
Property and equipment, net	220,728	118,630
Goodwill	9,181	9,181
Other intangibles	2,879	3,409
Deferred income taxes	10,346	297
Other assets	5,506	3,795

Total assets	$403,526	$255,920

Liabilities:
Current liabilities:
Accounts payable	$36,567	$18,270
Participant and passenger deposits	49,493	17,622
Accrued and other expenses	17,029	10,656
Billings in excess of costs on construction contracts	13,229	4,334
Loss and loss adjustment expense reserves	7,609	11,826
Current portion of long term debt	5,689	4,417
Unearned premiums	—	1,220
Deferred gain on retroactive reinsurance	—	19

Total current liabilities	129,616	68,364
Long term debt, net of current portion and discount	161,656	71,779
Long-term passenger and participant deposits	5	40

Total liabilities	291,277	140,183
Stockholders’ equity	112,249	115,737

Total liabilities and stockholders’ equity	$403,526	$255,920